Exhibit 99.1
Crane Co.	News

Contact:
Jason D. Feldman
Director, Investor Relations
203-363-7329
www.craneco.com

Crane Co. Reports Second Quarter Results;
Increases Dividend 10%

Second Quarter 2014 Highlights:

•	Second quarter earnings per diluted share (EPS) of $1.00 increased 7% compared to 2013

•	Excluding Special Items, EPS of $1.15 increased 9% compared to 2013

•	Sales of $750 million increased 15.6% compared to 2013, with a core sales increase of 0.1%

•	Fluid Handling order backlog increased 7% compared to the prior year and increased 13% year-to-date, adjusted for a recent divestiture

STAMFORD, CONNECTICUT - July 28, 2014 - Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, reported second quarter 2014 earnings of $1.00 per diluted share, compared to $0.93 per share in the second quarter of 2013. Second quarter 2014 results included Special Items of $9.3 million in after-tax charges, or $0.15 per share. Second quarter 2013 results included Special Items of $7.3 million in after-tax charges, or $0.13 per share. Excluding these Special Items in both years, second quarter 2014 earnings per diluted share increased 9% to $1.15, compared to $1.06 in the second quarter of 2013. (Please see the attached Non-GAAP Financial Measures table for additional details.)

Special Items in the second quarter of 2014 consisted of the following after-tax charges: $2.5 million, or $0.04 per share, related to the December 2013 acquisition of MEI; $1.4 million, or $0.02 per share, related to previously disclosed repositioning activities; $4.2 million, or $0.07 per share, related to the settlement of the previously disclosed environmental lawsuits by certain homeowners in Roseland, New Jersey; and $1.1 million, or $0.02 per share, related to the divestiture of a small business. Special Items in the second quarter of 2013 included transaction-related costs of $7.3 million, or $0.13 per share, related to the acquisition of MEI.

Second quarter 2014 sales of $750.1 million increased $101.4 million, or 15.6%, compared to $648.7 million in the second quarter of 2013, resulting from a core sales increase of $0.6 million, or 0.1%; sales from acquisitions, net of divestitures, of $93.8 million, or 14.5%; and favorable foreign exchange of $6.9 million, or 1.1%.

Operating profit in the second quarter increased 9.8% to $97.6 million, compared to $88.8 million in the second quarter of 2013. Excluding Special Items, second quarter operating profit increased 14.8% to $109.9 million, compared to $95.7 million in the second quarter of 2013. (Please see the attached Non-GAAP Financial Measures table.)

“We are pleased to report second quarter EPS of $1.15, excluding Special Items,” said Crane Co. president and chief executive officer Max Mitchell. “We were encouraged by second quarter order activity and backlog growth, particularly at Fluid Handling, and we continue to expect stronger sales growth in the second half of 2014. We believe that we remain on track to achieve our 2014 objectives, and are reaffirming our previously issued 2014 full year guidance, excluding Special Items. The MEI integration and previously announced repositioning activities are progressing smoothly and position us for solid earnings growth in 2015 and 2016. Reflecting continuing confidence in our long-term outlook, we have increased our dividend for the fifth consecutive year.”

Cash Flow and Other Financial Metrics
Cash provided by operating activities for the second quarter of 2014 was $64.2 million, compared to $30.9 million in the second quarter of 2013. Cash provided by operating activities for the six months ended June 30, 2014 was $45.3 million, compared to $10.5 million in the six months ended June 30, 2013. Capital expenditures in the second quarter of 2014 were $11.3 million, compared to $6.6 million in the second quarter of 2013. The Company’s cash position was $314.2 million at June 30, 2014, compared to $270.6 million at December 31, 2013. Total debt was $903.0 million at June 30, 2014, compared to $875.0 million at December 31, 2013.

Divestiture
In June 2014, the Company divested a non-core Fluid Handling business. The $1.6 million pre-tax loss on the sale is included in the “Other income / expense” section of the accompanying income statement. The divested business generated sales of approximately $15 million in 2013.

Segment Results
All comparisons detailed in this section refer to operating results for the second quarter 2014 versus the second quarter 2013, excluding Special Items.

Fluid Handling

	Second Quarter		Change
(dollars in millions)	2014	2013

Sales	$324.5	$333.8	$(9.3)	-2.8%

Operating Profit	$52.2	$54.2	$(2.0)	-3.7%
Operating Profit, before Special Items*	$52.7	$54.2	$(1.5)	-2.7%

Profit Margin	16.1%	16.2%
Profit Margin, before Special Items*	16.2%	16.2%

*Excludes $0.5 million of repositioning charges in the second quarter of 2014
Second quarter 2014 sales decreased $9.3 million, or -2.8%, which included a core sales decline of $10.8 million, or -3.2%, and a divestiture impact of $2.4 million, or -0.7%, partially offset by favorable foreign exchange of $4.0 million, or 1.2%. The core sales decline was driven primarily by unfavorable comparisons for nuclear project based services, although comparisons ease in the second half of this year. Operating margin was flat at 16.2% as continued productivity gains and lower pension expense offset lower volumes. Fluid Handling order backlog was $369 million at June 30, 2014; after adjusting for the impact of the divestiture, comparable backlog was $345 million at March 31, 2014, $328 million at December 31, 2013 and $346 million at June 30, 2013. The year-over-year and sequential increase in backlog was broad-based across the portfolio.

Payment & Merchandising Technologies

	Second Quarter		Change
(dollars in millions)	2014	2013

Sales	$184.6	$84.8	$99.8	117.6%

Operating Profit	$18.6	$8.9	$9.8	110.2%
Operating Profit, before Special Items*	$21.4	$8.9	$12.5	140.8%

Profit Margin	10.1%	10.5%
Profit Margin, before Special Items*	11.6%	10.5%

* Excludes $2.7 million of transaction- and integration-related expenses in the second quarter of 2014
Sales of $184.6 million increased $99.8 million, or 117.6%, driven primarily by $96.2 million of sales related to the MEI transaction, core sales growth of $0.9 million, or 1.1%, and favorable foreign exchange of $2.7 million, or 3.1%. Operating profit increased to $21.4 million in the quarter, primarily reflecting the impact of the MEI acquisition.

Aerospace & Electronics

	Second Quarter		Change
(dollars in millions)	2014	2013

Sales	$177.6	$172.4	$5.2	3.0%

Operating Profit	$35.9	$37.0	$(1.2)	-3.1%
Operating Profit, before Special Items*	$37.5	$37.0	$0.5	1.3%

Profit Margin	20.2%	21.5%
Profit Margin, before Special Items*	21.1%	21.5%

* Excludes $1.6 million of repositioning charges in the second quarter of 2014
Second quarter 2014 sales increased $5.2 million, or 3.0%, reflecting a sales increase of $6.1 million, or 5.7%, in the Aerospace Group, and a sales decline of $0.9 million, or -1.3%, in the Electronics Group. The Aerospace Group sales increase primarily reflected stronger OEM sales activity. The decrease in Electronics Group sales was driven primarily by lower product shipments for defense applications. Operating profit increased $0.5 million, which included continuing higher levels of engineering spending and other program investments supporting new product development activities. Aerospace & Electronics order backlog was $397 million at June 30, 2014, compared to $361 million at December 31, 2013, and $403 million at June 30, 2013.

Engineered Materials

	Second Quarter		Change
(dollars in millions)	2014	2013
Sales	$63.4	$57.7	$5.7	9.8%
Operating Profit	$9.8	$9.2	$0.6	6.5%
Profit Margin	15.4%	15.9%
Sales of $63.4 million were 9.8% higher than the second quarter of 2013, driven by higher sales to recreational vehicle equipment manufacturers. Operating profit increased 6.5% to $9.8 million, primarily reflecting the impact of the higher sales, partially offset by negative product mix.

2014 Guidance Excluding Special Items Reaffirmed
The Company reaffirmed its 2014 guidance, excluding Special Items. Management continues to expect sales to approximate $3.0 billion, reflecting a core sales increase of 1% to 3% and earnings in a range of $4.55 - $4.75 per diluted share, excluding Special Items. Full year 2014 free cash flow (cash provided by operating activities less capital spending) is expected to be in a range of $225 to $250 million. (Please see the attached Non-GAAP Financial Measures table.)

The Company revised its 2014 earnings guidance on a GAAP basis to a range of $4.18-$4.38 per diluted share, from a range of $4.28 - $4.48 per diluted share. The revision is driven solely by the new Special Items recorded in the second quarter; the revised GAAP EPS guidance includes previously disclosed Special Items, as well as a $1.1 million after-tax charge, or $0.02 per share, related to the divestiture, and a $4.2 million after-tax charge, or $0.07 per share, related to a lawsuit settlement.

Additional Information
Please see the Non-GAAP Financial Measures table attached to this press release for supporting details. Additional information with respect to the Company’s asbestos liability and related accounting provisions and cash requirements is set forth in the Current Report on Form 8-K filed with a copy of this press release.

Conference Call
Crane Co. has scheduled a conference call to discuss the second quarter financial results on Tuesday, July 29, 2014 at 10:00 A.M. (Eastern). All interested parties may listen to a live webcast of the call at http://www.craneco.com. An archived webcast will also be available to replay this conference call directly from the Company’s website. Slides that accompany the conference call will be available on the Company’s website.

Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the hydrocarbon processing, petrochemical, chemical, power generation, unattended payment, automated merchandising, aerospace, electronics, transportation and other markets. The Company has four business segments: Fluid Handling, Payment & Merchandising Technologies, Aerospace & Electronics and Engineered Materials. Crane has approximately 11,000 employees in North America, South America, Europe, Asia and Australia.
Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and subsequent reports filed with the Securities and Exchange Commission.

(Financial Tables Follow)